As filed with the Securities and Exchange Commission on July 28, 1994

Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


GOTTSCHALKS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation)

77-0159791
(I.R.S. Employer Identification No.)

7 River Park Place East, Fresno, CA
(Address of Principal Executive Offices)

93720
(Zip Code)

GOTTSCHALKS INC.
1994 DIRECTOR NONQUALIFIED STOCK OPTION PLAN
(Full title of the plan)

Warren L. Williams
General Counsel
7 River Park Place East
Fresno, CA 93720
(209) 434-8000
(Name, address and telephone number, including area code, of agent for service)

copy to:
Judith T. Kitano, Esq.
Munger, Tolles & Olson
355 South Grand Avenue
Los Angeles, California  90071

CALCULATION OF REGISTRATION FEE


Title of securities to be registered: Common Stock, par value $.01 per share

Amount to be registered: 50,000 shares

Proposed maximum offering price per share: $9.6875*

Proposed maximum aggregate offering price: $484,375*

Amount of registration fee: $167

__________

* Pursuant to Rule 457(c) and (h), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimates solely for the purposes of calculating the registration fee and are based upon the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on July , 1994.

                                    PART II


Item 3.  Incorporation of Certain Documents by Reference

      Gottschalks Inc. (the "Company" or "Registrant") hereby incorporates by reference in this Registration Statement the following documents:

      (a) The Company's Annual Report on Form 10-K for the fifty-two week period ended January 29, 1994;

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994;

      (c)  The Company's Current Report on Form 8-K dated April 14, 1994; and

      (d) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A, dated March 13, 1986, and filed by the Company under Section 12(b) of the Exchange Act, as amended by Form 8-A, dated November 14, 1986, and any amendment or report filed with the Securities Exchange Commission for the purpose of updating such description of Common Stock.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

      Under Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, in which any such person was or is a party or is threatened to be made a party by reason of his or her status as a director or officer of the registrant, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the registrant, Section 145 provides that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that indemnification is proper.
Section 145 further provides that to the extent a director or officer of the registrant has been successful on the merits or otherwise in defense of any such action or proceeding, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) incurred in connection therewith.

      The Company's Bylaws obligate the Company to indemnify its directors and officers to the fullest extent permitted by the laws of Delaware as in effect or, to the extent indemnification is broadened, as such laws may be amended. In addition, the Company has entered into indemnification agreements with its directors and officers providing for the indemnification of, and the advancing of expenses to, such persons to the fullest extent permitted by Delaware law, and setting forth certain procedures governing claims for indemnification.
The Company maintains policies insuring its officers and directors against certain liabilities for actions taken in such capacities.

      Under Section 102 of the General Corporation Law of Delaware, the Company may eliminate or limit the personal liability of its directors to the Company or its stockholders for monetary damages resulting from a breach of the director's fiduciary duty of care, provided that a director's liability may not be eliminated or limited for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock purchases or redemptions, or any transaction in which the director derived an improper personal benefit. The Company's Certificate of Incorporation eliminates the personal monetary liability of the registrant's directors to the fullest extent permitted by Delaware law.

      The Company's 1994 Key Employee Incentive Stock Option Plan and the Company's 1994 Director Nonqualified Stock Option Plan (together, the "Plans") also provide that each director of the Company shall be indemnified against all costs and reasonable expenses, including attorneys' fees, incurred by him or her in connection with any action, suit or proceeding, or in connection with any appeal thereof, to which he or she may be a party by reason of any action taken or failure to act under or in connection with the Plans or any option granted thereunder.

Item 8.  Exhibits

4.1   Gottschalks Inc. 1994 Director Nonqualified Stock Option Plan

4.2   Bylaws of Gottschalks Inc., as amended <F1>

4.3   Certificate of Incorporation of Gottschalks Inc., as amended <F2>

5     Opinion of Counsel

23.1  Consent of Counsel (contained in Exhibit 5)

23.2  Consent of Deloitte & Touche

23.3  Consent of Ernst & Young

24    Power of Attorney (contained on the signature page hereof)

[FN]
<F1>  Incorporated by reference to Exhibit No. 3.2 to the Company's Annual
Report on Form 10-K for the year ended February 2, 1991 (File No. 1-9100).

<F2>  Incorporated by reference to Exhibit No. 3.1 to the Company's Annual
Report on Form 10-K for the year ended January 29, 1994 (File No. 1-09100).
[/FN]


Item 9.  Undertakings

      (a)  The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on this 25th day of
July, 1994.


GOTTSCHALKS INC.



By:
      Joseph W. Levy
      Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Joseph W. Levy and Stephen J. Furst, jointly and severally, as attorneys-in-fact, each with power of substitution, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                            Date


/s/ Joseph Levy                     Chairman and Chief           July 25, 1994
Joseph W. Levy                      Executive Officer


/s/ Alan A. Weinstein               Senior Vice                  July 25, 1994
Alan A. Weinstein                   President, Chief
                                    Financial Officer,
                                    and Chief Accounting
                                    Officer


/s/ Gerald H. Blum                                               July 25, 1994
Gerald H. Blum                      Director


/s/ Karen L. Blum                                                July 25, 1994
Karen L. Blum                       Director


/s/ Bret W. Levy                                                 July 25, 1994
Bret W. Levy                        Director


/s/ Sharon Levy                                                  July 25, 1994
Sharon Levy                         Director


/s/ Joseph J. Penbera                                            July 25, 1994
Joseph J. Penbera                   Director


/s/ Frederick R. Ruiz                                            July 25, 1994
Frederick R. Ruiz                   Director


/s/ O. James Woodward III                                        July 25, 1994
O. James Woodward III               Director


/s/ Max Gutmann                                                  July 25, 1994
Max Gutmann                         Director


/s/ Stephen J. Furst                                             July 25, 1994
Stephen J. Furst                    President, Chief
                                    Operating Officer
                                    and Director



                                 EXHIBIT INDEX

Exhibit
Number            Description                                         Page No.


4.1               Gottschalks Inc. 1994 Director
                  Nonqualified Stock Option Plan

4.2               Gottschalks Inc. Bylaws

4.3               Gottschalks Inc. Certificate of Incorporation

5                 Opinion of Counsel

23.1              Consent of Counsel (contained in Exhibit No. 5)

23.2              Consent of Deloitte & Touche

23.3              Consent of Ernst & Young

24 Power of Attorney (contained on the signature page hereof.)